                                                       -------------------------
                                                             OMB APPROVAL
                UNITED STATES                          -------------------------
      SECURITIES AND EXCHANGE COMMISSION               OMB Number      3235-0167
            WASHINGTON, D.C. 20549                     Expires: October 31, 2001
                                                       Estimated average burden
                   FORM 15                             hours per response.. 1.50
                                                       -------------------------

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number   000-26747

                     AIRONET WIRELESS COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            3875 EMBASSY PARKWAY, AKRON, OHIO 44333  (330) 664-7900
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
--------------------------------------------------------------------------------
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)      /X/    Rule 12h-3(b)(1)(ii)    /X/
              Rule 12g-4(a)(1)(ii)     / /    Rule 12h-3(b)(1)(i)     / /
              Rule 12g-4(a)(2)(i)      / /    Rule 12h-3(b)(2)(i)     / /
              Rule 12g-4(a)(2)(ii)     / /    Rule 12h-3(b)(2)(ii)    / /
                                              Rule 15d-6              / /

    Approximate number of holders of record as of the certificate or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934 Aironet Wireless Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:      March 31, 2000                       By:  /s/ JUDITH ESTRIN
     ---------------------------                   -----------------------------
                                                Name:  Judith Estrin
                                                Title: CTO

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.